AMENDED AND RESTATED


                        PRODUCTION SHARING CONTRACT


                                  Between



            PERUSAHAAN PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA

                                (PERTAMINA)


                                    And



                         ROY M. HUFFINGTON, INC.,

                      VIRGINIA INTERNATIONAL COMPANY,

                        VIRGINIA INDONESIA COMPANY,

                        ULTRAMAR INDONESIA LIMITED,

                   UNION TEXAS EAST KALIMANTAN LIMITED,

                   UNIVERSE GAS & OIL COMPANY, INC., and

                          HUFFINGTON CORPORATION

                           AMENDED AND RESTATED
                        PRODUCTION SHARING CONTRACT
                                  between
                         PERTAMINA AND VICO, ET AL
                 (effective August 8, 1968-August 7, 1998)


CONTENTS


Section                                                  Page

  I   Scope and Definitions                                 2

 II   Term                                                  4

III   Exclusion of Areas                                    4

 IV   Work Program and Expenditures                         5

  V   Rights and Obligations of the Parties                 6

 VI   Recovery of Investment Credit and
      Operating Costs and Handling of Production           11

VII   Valuation of Crude Oil and Natural Gas               14

VIII  Compensation and Production Bonuses                  17

 IX   Payments and Currency                                17

  X   Title to Equipment                                   18

 XI   Consultation and Arbitration                         19

XII   Employment and Training of Indonesian Personnel      19

XIII  Termination                                          19

XIV   Books and Accounts and Audits                        19

 XV   Other Provisions                                     20

XVI   Effectiveness                                        22

 Exhibit "A":  Map of Contract Area                            A-1

 Exhibit "B":  Description of Contract Area                    B-1

 Exhibit "C":  Accounting Procedure                            C-1

                           AMENDED AND RESTATED

                        PRODUCTION SHARING CONTRACT


    THIS AMENDED AND RESTATED PRODUCTION SHARING CONTRACT (this "Contract"), is made and entered into in Jakarta, Indonesia, on this ..... day of ...................., 1990, by and between PERUSAHAAN
PERTAMBANGAN MINYAK DAN GAS BUMI NEGARA, a State Enterprise, established on the basis of Law No. 8/1971 ("Pertamina"), party of the first part, and ROY M. HUFFINGTON, INC., a Delaware, USA corporation ("Huffco"), VIRGINIA INTERNATIONAL COMPANY, a Delaware,
USA corporation ("Virginia"), VIRGINIA INDONESIA COMPANY, a Nevada,
USA corporation, ULTRAMAR INDONESIA LIMITED, a Bermuda corporation, UNION TEXAS EAST KALIMANTAN LIMITED, a Bahamian corporation,
UNIVERSE GAS & OIL COMPANY, INC., a Liberian corporation, and HUFFINGTON CORPORATION, a Delaware, USA corporation (all of which are referred to herein collectively as "Contractors", and each separately as "Contractor"), parties of the second part (Pertamina and each Contractor being referred to herein either individually as a "Party" or collectively as the "Parties");

                                WITNESSETH:

    WHEREAS, P.N. Perusahaan Minyak Nasional ("Permina"), predecessor to Pertamina, entered into a Production Sharing Contract dated August 8, 1968 with Huffco and Virginia covering certain lands in East Kalimantan and South Sumatra, Indonesia, including the Contract Area, which Production Sharing Contract has heretofore been amended by, inter alia, documents dated as of January 1, 1978 and April 14, 1981 entered into by Pertamina and Contractors, or their respective predecessors in interest (such Production Sharing Contract, as so amended, being herein called the "Original Production Sharing Contract"); and

    WHEREAS, all of the interest of Huffco and Virginia in the Original Production Sharing Contract is now held by Contractors;
and

    WHEREAS, all lands described in and covered by the Original
Production Sharing Contract, other than the Contract Area, have been relinquished from the effect thereof; and

    WHEREAS, this Contract is due to expire at midnight on August 7, 1998, and contemporaneously herewith the Parties are entering into a Production Sharing Contract (the "Renewed Production Sharing Contract") covering the Contract Area, such Renewed Production Sharing Contract to take effect immediately on the expiration of this Contract; and

    WHEREAS, all mineral oil and gas existing within the statutory mining territory of the Republic of Indonesia are national riches controlled by the State; and

    WHEREAS, Pertamina has an exclusive "Authority to Mine" for Petroleum in and throughout the area outlined on the map which is Exhibit "A", which area is more particularly described in Exhibit "B", each of which is attached hereto and made a part hereof, which area is herein referred to as the "Contract Area"; and

    WHEREAS, Pertamina wishes to promote the development of the Contract Area, and Contractors desire to join and assist Pertamina in accelerating the exploration and development of Petroleum which has heretofore been discovered, together with the potential resources within the Contract Area; and

    WHEREAS, Contractors have the financial ability, technical competence and skill necessary to carry out the Petroleum
Operations hereinafter described; and

    WHEREAS, in accordance with Law No. 44 Prp/1960 and Law No.
8/1971, cooperative agreements in the form of a production sharing contract may be entered into in the sector of oil and gas between Pertamina and foreign capital investors;

    WHEREAS, the Parties desire to amend the terms of the Original Production Sharing Contract in certain respects and to incorporate such amendments, as well as all prior amendments, into this Contract, which will affirm and define the rights and obligations of the Parties with respect to the exploration, development, production and export of hydrocarbons from the Contract Area from the Effective Date through the remainder of the term originally stated therein (i.e., through August 7, 1998) and will, as of the Effective Date, supersede and replace the Original Production Sharing Contract;

    NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions hereinafter contained, it is hereby agreed as follows:


SECTION I

SCOPE AND DEFINITIONS

1.1 SCOPE

    This Contract is a production sharing contract. In accordance with the provisions herein contained, Pertamina shall have and be responsible for the management of the operations contemplated hereunder. Contractors shall be responsible to Pertamina for the execution of such operations in accordance with the provisions of this Contract and are hereby appointed and constituted the exclusive companies to conduct Petroleum Operations. Contractors shall provide all the financial and technical assistance required for such operations. Contractors shall carry the risk of Operating Costs required in carrying out operations and shall therefore have an economic interest in the development of the Petroleum deposits in the Contract Area. Such costs shall be included in Operating Costs recoverable as provided in Section VI. Except as may otherwise be provided in this Contract, in the Accounting Procedure attached hereto or by written agreement of Pertamina, Contractors will not incur interest expenses to finance their operations hereunder. During the term of this Contract the total production achieved in the conduct of such operations shall be divided in accordance with the provisions of Section VI hereof.

1.2 DEFINITIONS

    In the text of this Contract, the Words and Terms defined in
Article 1 of Law No. 44 Prp/1960 shall have the same meaning in accordance with such definitions. In addition the following terms shall be defined as set forth below:

    Affiliated Company or Affiliate means, as to each Party to this Contract, a company or other entity that controls or is controlled by such Party or a company or other entity which controls or is controlled by a company or other entity which controls such Party, it being understood that control shall mean ownership by one company or entity of at least fifty per cent (50%) of (a) the voting stock, if the other company is a corporation issuing stock, or (b) the controlling rights or interests, if the other entity is not a corporation.

    Barrel means a quantity or unit of oil, forty-two (42) United
States gallons at the temperature of sixty degrees (60o)
Fahrenheit.

    Budget of Operating Costs means cost estimate of all items included in the Work Program.

    Calendar Year or Year means a period of twelve (12) months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

    Contract Area means the Area within the statutory mining territory of Indonesia covered by the "Authority to Mine" which is the subject of this Contract, which Contract Area is outlined and described in Exhibits "A" and "B" attached hereto and made a part hereof.

    Contract Year means a period of twelve (12) consecutive months according to the Gregorian Calendar counted from the Effective Date of this Contract or from the anniversary of such Effective Date.

    Crude Oil means crude mineral oil, asphalt, ozokerite and all kinds of hydrocarbons and bitumens, both in solid and in liquid form, in their natural state or obtained from Natural Gas by condensation or extraction.

    Effective Date means the date that both this Contract and the Renewed Production Sharing Contract are approved by the Government of the Republic of Indonesia in accordance with the provisions of applicable law.

    First Tranche Petroleum shall have the meaning set forth in
Section 6.3.1.

    Force Majeure means delays or defaults in performance under this Contract caused by circumstances beyond the control and without the fault or negligence of Contractors and/or Pertamina that may affect economically or otherwise the continuing of operations under this Contract, including but not restricted to acts of God or the public enemy, perils of navigation, fire, flood, hostilities, war (declared or undeclared), blockade, labor disturbances, strikes, riots, insurrections, civil commotion, quarantine restrictions, epidemics, storms, earthquake or accidents.

    Foreign Exchange means currency other than that of the Republic of Indonesia but acceptable to Pertamina and to the Republic of Indonesia and to Contractors.

    Investment Credit means the investment credit provided for in
Section 6.1.7 of this Contract.

    Natural Gas means all gaseous hydrocarbons produced from wells, including wet mineral gas, dry mineral gas, casinghead gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas.

    Operating Costs means the expenditures made and obligations incurred in carrying out Petroleum Operations hereunder determined in accordance with the Accounting Procedure attached hereto and made a part hereof as Exhibit "C".

    Petroleum means mineral oil and gas, herein called Crude Oil and Natural Gas, as defined in this Contract and in Law No. 44
Prp/1960.

    Petroleum Operations means all exploration, development, extraction, producing, transportation, marketing and other operations authorized or contemplated under this Contract.

    Work Program means a statement itemizing the Petroleum
Operations to be carried out in the Contract Area as set forth in
Section IV.


SECTION II

TERM

2.1.1 The term of this Contract shall be thirty (30) years as from August 8, 1968, and as of the Effective Date this Contract shall replace and supersede the Original Production
Sharing Contract.

2.1.2 On the date of execution hereof Pertamina and Contractors have entered into the Renewed Production Sharing
Contract covering the Contract Area, less such portions thereof which may be relinquished during the term of this Contract, during the period August 8, 1998 through August 7, 2018.


SECTION III

EXCLUSION OF AREAS


3.1.1 Contractors, having fulfilled their obligations under the Original Production Sharing Contract to relinquish portions of the contract areas described therein, shall carry on Petroleum Operations in the Contract Area as defined in this Contract.

3.1.2 In addition to the relinquishments heretofore made, it is agreed that the following additional surrenders of portions of the Contract Area shall be made:

    (a) By not later than the first anniversary of the Effective Date Contractors shall surrender an area equal to ten percent (10%) of the Contract Area;

    (b) By not later than the fourth anniversary of the Effective Date Contractors shall surrender an additional area equal to ten percent (10%) of the Contract Area; and

    (c) By not later than August 7, 1998 Contractors shall surrender an additional area equal to ten percent (10%) of the Contract Area;

provided, however, that the foregoing provisions shall not require Contractors to surrender any portion of the Contract Area corresponding to the surface area of any field in which Petroleum has been discovered.

 3.1.3 Upon thirty (30) days' written notice to Pertamina prior to the end of any Calendar Year, Contractor shall have the right to surrender any portion of the Contract Area, and such portion shall then be credited against that portion of the Contract Area which Contractors are next required to surrender under the provisions of
Section 3.1.2.


SECTION IV

WORK PROGRAM AND EXPENDITURES


4.1.1 Contractors, in conducting exploration operations under the Original Production Sharing Contract, have complied with the provisions respecting minimum expenditures set forth in Section 4.2 thereof. Further, Contractors have submitted and Pertamina has approved Work Programs for each Calendar Year through 1990, and such Work Programs through Calendar Year 1989 have been conducted in accordance with the Original Production Sharing Contract.

 4.1.2 At least three (3) months prior to the beginning of each Calendar Year, or at such other times as otherwise mutually agreed by the Parties, Contractors shall prepare and submit for approval to Pertamina a Work Program and Budget of Operating Costs for the Contract Area setting forth the Petroleum Operations which Contractors propose to carry out during the ensuing Calendar Year.

 4.1.3 Should Pertamina wish to propose a revision as to certain specific features of said Work Program and Budget of Operating Costs, it shall within thirty (30) days after receipt thereof so notify Contractors specifying in reasonable details its reasons therefor. Promptly thereafter, the Parties will meet and endeavor to agree on the revisions proposed by Pertamina. In any event, any portion of the Work Program as to which Pertamina has not proposed a revision shall insofar as possible be carried out as prescribed herein.

4.1.4 It is recognized by the Parties that the details of a Work Program may require changes in the light of existing circumstances, and nothing herein contained shall limit the right of Contractors to make such changes, provided they do not change the general objective of the Work Program nor increase the expenditures in the approved Budget of Operating Costs.

4.1.5 It is further recognized that in the event of emergency or extraordinary circumstances requiring immediate action, any Party may take all actions it deems proper or advisable to protect its interests and those of its respective employees, and any cost so incurred shall be included in the Operating Costs.

4.1.6 Pertamina agrees that the approval of a proposed Work
Program and Budget of Operating Costs will not be unreasonably withheld.

4.1.7 The amount to be spent by Contractors in conducting further exploration operations, including delineation drilling, pursuant to this Contract in each of the six (6) Calendar Years commencing with Calendar Year 1990 shall be not less than the amount set forth opposite each such Year as follows:

      CALENDAR YEAR             EXPLORATION EXPENDITURE

         1990                   US$ 19,000,000
         1991                       12,000,000
         1992                        6,000,000
         1993                        6,000,000
         1994                        6,000,000
         1995                        6,000,000

All Operating Costs incurred by Contractors from and after January 1, 1990 for exploration operations hereunder shall be credited against the amounts referred to above. If during any Calendar Year Contractors should spend less than the amount of money required to be so expended, an amount equal to such under expenditure may, with Pertamina's consent, be carried forward and added to the amount to be expended in the following Calendar Year without prejudice to Contractors' rights hereunder. If during any Calendar Year Contractors should expend more than the amount of money required to be so expended, the excess may be subtracted from the amount of money to be so expended by Contractors during the succeeding Calendar Year or Years.


SECTION V

RIGHTS AND OBLIGATIONS OF THE PARTIES

5.1.1 Subject to Sections 5.1.2(f), (g) and (h):

5.1.2 Contractors shall:

      (a) Advance all necessary funds and purchase or lease all material, equipment and supplies required to be purchased or leased with Foreign Exchange pursuant to the Work Program.

      (b) Furnish all technical aid, including foreign personnel, required for the performance of the Work Program, payment whereof requires Foreign Exchange.

      (c) Furnish such other funds for the performance of the Work Program that requires payment in Foreign Exchange including payment to foreign third parties who perform services as a contractor.

      (d) Be responsible for the preparation and execution of the Work Program, which shall be implemented in a workmanlike manner and by appropriate scientific methods; and Contractors shall take the necessary precautions for protection of navigation and fishing and shall prevent extensive pollution of the sea or rivers. It is also understood that the execution of the Work Program shall be exercised so as not to conflict with obligations imposed on the Government of Indonesia by International Law.

      (e) Retain control to all leased property paid for with Foreign Exchange and brought into Indonesia and be entitled to freely remove same therefrom.

      (f) Each Contractor shall have the right to sell, assign, transfer, convey or otherwise dispose of all its rights and interests under this Contract to any Affiliated Company without the prior written consent of Pertamina, provided that Pertamina shall be notified in writing of the same beforehand and further provided that any assignee to which such rights and interests are assigned shall not hold more than one Production Sharing Contract.

      (g) Each Contractor shall have the right to sell, assign, transfer, convey or otherwise dispose of any part of its rights and interests under this Contract undividedly to parties other than Affiliated Companies with the prior written consent of Pertamina, which consent shall not be unreasonably withheld.

      (h) Each Contractor shall have the right to sell, assign, transfer, convey or otherwise dispose of all of its rights and interests under this Contract undividedly to parties other than Affiliated Companies with the prior written consent of Pertamina and the Government of the Republic of Indonesia, which consent shall not be unreasonably withheld.

      (i) Have the right of ingress to and egress from the Contract Area and to and from facilities wherever located at all times.

      (j) Have the right to use and have access to, and Pertamina shall furnish, all geological, geophysical, drilling, well, production and other information held by Pertamina or by any other governmental agency or enterprise relating to the Contract Area, including well location maps.

      (k) Have the right to use and have access to, and Pertamina shall make available so far as possible, all geological, geophysical, drilling, well, production and other information now or in the future held by it or by any other governmental agency or enterprise relating to the areas adjacent to the Contract Area.

      (l) Submit to Pertamina copies of all such original geological, geophysical, drilling, well, production and other data and reports as may be compiled during the term hereof.

      (m) Prepare and carry out plans and programs for industrial training and education of Indonesians for all job classifications with respect to operations contemplated hereunder, as provided in Section XII hereof.

      (n) Each Contractor shall have the right during the term hereof to freely lift, dispose of and export its share of Petroleum and retain abroad the proceeds obtained therefrom.

      (o) Appoint an authorized representative for Indonesia with respect to this Contract, who shall have an office in Jakarta.

      (p) After commercial production commences, fulfill their obligation towards the supply of the domestic market in Indonesia. Contractors agree to sell and deliver to Pertamina a portion of the share of the Crude Oil to which they are entitled pursuant to Sections 6.1.3 and 6.3.1 calculated for each Year as follows:


           (i) multiply the total quantity of Crude Oil produced from the Contract Area by a fraction, the numerator of which is the total quantity of Crude Oil to be supplied and the denominator of which is the entire Indonesian production of Crude Oil of all petroleum companies;
           (ii) compute twenty-five percent (25%) of the total quantity of Crude Oil produced from the Contract
                   Area; and

           (iii) multiply the lower quantity computed either under (i) or (ii) by the resultant percentage of Contractors' entitlement as applicable under Section 6.1.3 from the Crude Oil remaining after deducting Operating Costs.

         The quantity of Crude Oil computed under (iii) shall be the maximum quantity to be supplied by Contractors in any Year pursuant to this paragraph, and deficiencies, if any, shall not be carried forward to any subsequent Year; provided, that if for any Year the recoverable Operating Costs exceed the difference of total sales proceeds from Crude Oil produced and saved hereunder minus First Tranche Petroleum under Section
         6.3.1 and Investment Credit under Section 6.1.7, Contractors shall be relieved from this supply obligation for such Year.

      (q) The price at which such Crude Oil shall be delivered and sold under Section 5.1.2(p) shall be 20 US cents per Barrel f.o.b. point of export with respect to Crude Oil from fields commencing production prior to February 23, 1989, and ten percent (10%) of the price determined under Section 6.1.2 with respect to Crude Oil from fields commencing production from and after such date. Contractors shall not be obligated to transport such Crude Oil beyond the point of export, but upon request Contractors shall assist in arranging transportation and such assistance shall be without cost or risk to Contractors. Notwithstanding the foregoing, for a period of five (5) consecutive years (meaning sixty (60) consecutive months) starting the month of the first delivery of Crude Oil produced and saved from each new field in the Contract Area, the fee per Barrel for the quantity of Crude Oil supplied to the domestic market from each such new field shall be equal to the price determined in accordance with Section VI for Crude Oil from such field taken for the recovery of Operating Costs. The proceeds in excess of the aforesaid 20 US cents per Barrel or ten percent (10%) of the price under Section 6.1.2, whichever is applicable, shall preferably be used to assist financing of continued exploration efforts by Contractors in the Contract Area or in other areas of the Republic of Indonesia if such opportunity exists. In case no such opportunity can be demonstrated to exist in accordance with good oil field practice, Contractors shall be free to use such proceeds at their own discretion.

      (r) Give preference to such goods and services which are produced in Indonesia or rendered by Indonesian nationals, provided such goods and services are offered at equally advantageous conditions with regard to quality, price, availability at the time and in the quantities required.

      (s) Each Contractor shall pay its Corporate Income Tax imposed by the Government of the Republic of Indonesia pursuant to the Corporation Tax Ordinance (1925), as amended, and to the Interest, Dividends and Royalty Tax Law No. 12 (1959), as amended, and Contractors shall comply with the laws and regulations relating to the filing of returns, the payment of tax and estimated taxes.

5.1.3 Pertamina shall:

      (a) Have and be responsible for the management of the operations contemplated hereunder; however, Pertamina shall assist and consult with Contractors with a view to the fact that Contractors are responsible for the Work Program.

      (b) Except with respect to the obligation of each Contractor to pay its Indonesian Corporate Income Tax and the Tax on Interest, Dividends and Royalty as provided in Section 5.1.2(s), assume and discharge all other Indonesian taxes of Contractors, including value added taxes, transfer taxes, import and export duties on materials, equipment and supplies brought into or taken out of Indonesia by Contractors, their contractors or subcontractors, and exactions in respect of property, capital, net worth, operations, remittances or transactions including any tax or levy on or in connection with operations performed hereunder by Contractors. Pertamina shall not be obliged to pay the Indonesian Corporate Income Tax or the tax on Interest, Dividends and Royalty of Contractors, nor taxes on tobaccos, liquor and personnel income tax, nor income tax or other taxes not listed above of contractors and subcontractors. The obligations of Pertamina hereunder shall be deemed to have been complied with by the delivery to Contractors, within one hundred and twenty (120) days after the end of each Calendar Year, of documentary proof in accordance with the Indonesian fiscal laws that liability for the above-mentioned taxes has been satisfied, except that with respect to any of such liabilities which Contractors may be obliged to pay directly, Pertamina shall reimburse Contractors only out of its share of production hereunder within sixty (60) days after receipt of invoice therefor. Pertamina should be consulted prior to payment of such taxes by Contractors or by any other party on Contractors' behalf.

      (c) Otherwise assist and expedite Contractors' execution of the Work Program by providing facilities, supplies and personnel, including but not limited to supplying or otherwise making available all necessary visas, work permits, transportation, security protection and rights of way and easements as may be requested by Contractors and made available from the resources under Pertamina's control. In the event such facilities, supplies or personnel are not readily available, then Pertamina shall promptly secure the use of such facilities, supplies and personnel from alternative sources. Expenses thus incurred by Pertamina at Contractors' request shall be reimbursed to Pertamina by Contractors and included in the Operating Costs. Such reimbursements will be made in United States Dollars computed at the rate of exchange extended by the Indonesian Government to Petroleum companies at the time of conversion. Contractors shall advance to Pertamina before the beginning of each annual Work Program a minimum amount of Seventy-five Thousand US Dollars (US $75,000) for the purpose of enabling Pertamina to meet rupiah expenditures incurred pursuant to this Section 5.1.3(c). If at any time during the annual Work Program period the minimum amount advanced under this Section 5.1.3(c) has been fully expended, separate additional advance payments as may be necessary to provide for rupiah expenses estimated to be incurred by Pertamina during the balance of such annual Work Program period will be made. If any amount advanced hereunder is not expended by Pertamina by the end of an annual Work Program period, such unexpended amount shall be credited against the minimum amount to be advanced pursuant to this Section 5.1.3(c) for the succeeding annual Work Program period.

      (d) Ensure that at all times during the term hereof sufficient rupiah funds shall be available to cover the rupiah expenditures necessary for the execution of the Work Program.

      (e) Have title to all original data resulting from Petroleum Operations, including but not limited to geological, geophysical, petrophysical, engineering, well logs and completion, status reports and any other data as Contractors may compile during the term hereof; provided, however, that all such data shall not be disclosed to third parties without informing Contractors and giving Contractors the opportunity to discuss the disclosure of such data if Contractors so desire, and further provided that Contractors may retain copies of such data.

      (f) To the extent that it does not interfere with Contractors' performance of the Petroleum Operations, use the equipment which becomes its property by virtue of this Contract solely for the Petroleum Operations envisaged under this Contract; and if Pertamina wishes to use such equipment for any alternative purpose, then Pertamina shall first consult Contractors.


SECTION VI

RECOVERY OF INVESTMENT CREDIT AND OPERATING

COSTS AND HANDLING OF PRODUCTION


6.1   CRUDE OIL

         6.1.1 Contractors are authorized by Pertamina and obligated to market all Crude Oil produced and saved from the Contract Area subject to the provisions hereinafter set forth.

         6.1.2 Contractors will recover all Operating Costs out of the sales proceeds or other disposition of the required quantity of Crude Oil equal in value to such Operating Costs which is produced and saved hereunder and not used in Petroleum Operations. Except as provided in Sections 7.1.1(d) and (e), Contractors shall be entitled to take and receive and freely export such Crude Oil. For purposes of determining the quantity of Crude Oil delivered to Contractors required to recover said Operating Costs, the weighted average price of all Crude Oil produced and sold from the Contract
Area during the Calendar Year will be used, excluding, however, deliveries made pursuant to Section 5.1.2(p). If, in any Calendar
Year, the Operating Costs recoverable exceed the value of the Crude
Oil produced and saved hereunder and not used in Petroleum
Operations, then the unrecovered excess shall be recovered in succeeding Years.

         6.1.3     Of the Crude Oil remaining after deducting Operating
Costs:

           (a) For Crude Oil production as a result of tertiary recovery EOR projects, the Parties shall be entitled to take and receive each Year, respectively, 54.5455% for Pertamina and 45.4545% for Contractors. Tertiary recovery EOR production represents a separate segment from the others.

           (b) For Crude Oil production from pre-Tertiary reservoir rocks, the Parties shall be entitled to take and receive each Year as follows:

                   (i) Pertamina 54.5455% and Contractors 45.4545% for the segment of 0 to 50,000 Barrels daily average of all of such pre-Tertiary production of the Contract Area for the Year;

                   (ii) Pertamina 65.9091% and Contractors 34.0909% for the segment of 50,001 Barrels to 150,000 Barrels daily average of all of such pre-Tertiary production of the Contract Area for the Year; and

                   (iii) Pertamina 77.2727% and Contractors 22.7273% for the segment of 150,001 Barrels daily average of all of such pre-Tertiary production of the Contract Area for the Year and more.

             Pre-Tertiary reservoir rocks mean petroleum reservoir rocks deposited or formed in pre-Tertiary times.

           (c) For Crude Oil production of the Contract Area other than those under Sections 6.1.3(a) and (b) above, each year Pertamina shall be entitled to take and receive 65.9091% and Contractors shall be entitled to take and receive 34.0909%. Crude Oil under this Section 6.1.3(c) represents a separate segment from the others.

The deduction of Operating Costs before the entitlements are taken by each respective Party as provided under this Section 6.1.3 shall be subject to the following proration method: for each Year, the recoverable Operating Costs shall be apportioned for deduction from the production of each of the segments as hereinabove defined at the same ratios as the production from each such segment over the total production of such Year.

         6.1.4 Title to Contractors' portion of Crude Oil under Sections 6.1.3, 6.1.7 and 6.3.1, as well as to such portion of Crude Oil exported and sold to recover Operating Costs and Investment Credit, shall pass to Contractors at the point of export or, in the case of Crude Oil delivered to Pertamina pursuant to
Section 5.1.2(p) or otherwise, at the point of delivery.

         6.1.5 Contractors will use their best reasonable efforts to market the Crude Oil to the extent markets are available. Each
Party shall be entitled to take and receive its respective portion in kind.

         6.1.6 If Pertamina elects to take any part of its portion of Crude Oil in kind, it shall so advise Contractors in writing not less than ninety (90) days prior to the commencement of each semester of each Calendar Year specifying the quantity which it elects to take in kind, such notice to be effective for the ensuing semester of such Calendar Year (provided, however, that such election shall not interfere with the proper performance of any Crude Oil sales agreement for Petroleum produced within the Contract Area which a Contractor has executed prior to the notice of such election). Failure to give such notice shall be conclusively deemed to evidence the election not to take in kind.
Any sale of Pertamina's portion of Crude Oil shall not be for a term of more than one (1) year (meaning twelve (12) consecutive months) without Pertamina's consent.

         6.1.7 Contractors may recover an investment credit (the "Investment Credit") amounting to twenty percent (20%) of the capital investment costs directly required for developing Crude Oil production facilities (as defined in Article II, paragraph 3(c) of the Accounting Procedure attached hereto as Exhibit "C") of each new field out of deduction from gross production before recovering Operating Costs, commencing in the earliest production Year or Years before tax deduction (to be paid in advance in such production Year when taken). The Investment Credit may be applied to new secondary recovery and tertiary recovery EOR projects but is not applicable to "interim production schemes" or further investments to enhance production and reservoir drainage in excess of what was contemplated in the original project as approved by Pertamina.

6.2   NATURAL GAS

         6.2.1 Any Natural Gas produced from the Contract Area, to the extent not used in Petroleum Operations hereunder, may be flared if the processing and utilization thereof is not economical. Such flaring shall be permitted to the extent that gas is not required to effectuate the maximum economic recovery of Petroleum by secondary recovery operations, including repressuring and recycling.

         6.2.2 Should Pertamina and Contractors consider that the processing and utilization of Natural Gas is economical and choose to participate in the processing and utilization thereof, in addition to that used in secondary recovery operations, then the construction and installation of facilities for such processing and utilization shall be carried out pursuant to an approved Work Program. It is hereby agreed that, while it is the intention of Pertamina and Contractors to enter into further contractual arrangements to implement the foregoing, all costs and revenues derived from such processing, utilization and sale of Natural Gas shall be treated on the basis provided in Section 6.2.3.

         6.2.3 Natural Gas produced during each Year shall be divided between Pertamina and Contractors in accordance with the following:

           (a) Contractors will recover Operating Costs out of the sales proceeds or other disposition of the required quantity of Natural Gas equal in value to such Operating Costs which is produced and saved hereunder and not used in Petroleum Operations. Contractors shall be entitled to take and receive and freely export such Natural Gas. If, in any Calendar Year, the Operating Costs exceed the value of the Natural Gas produced and saved hereunder and not used in Petroleum Operations, then the unrecovered excess shall be recovered in succeeding Years.

           (b) Of the Natural Gas and propane and butane fractions extracted from Natural Gas but not spiked in Crude Oil remaining after deducting Operating Costs associated with Natural Gas operations as stipulated in Exhibit "C", Pertamina shall be entitled to take and receive 20.4545% and Contractors shall be entitled to take and receive 79.5455%.

         6.2.4 In the event Contractors consider that the processing and utilization of Natural Gas is not economical, then Pertamina may choose to take and utilize such Natural Gas that would otherwise be flared, all costs of taking and handling to be for the sole account and risk of Pertamina.

6.3   FIRST TRANCHE PETROLEUM

         6.3.1 Notwithstanding anything to the contrary elsewhere contained in this Contract, the Parties shall be entitled to take and receive in each Year twenty percent (20%) of all Petroleum produced and saved in such Year ("First Tranche Petroleum") before any allocation of Crude Oil or Natural Gas to Contractors for the recovery of Investment Credit and Operating Costs as provided in this Section VI. Such First Tranche Petroleum comprising Crude Oil shall be shared between Pertamina and Contractors in accordance with the sharing splits provided under Section 6.1.3, by apportioning it, as applicable, to the respective production segments as therein defined, at the same ratios as the production from each segment over the total production of the Year. Such
First Tranche Petroleum comprising Natural Gas shall be shared between Pertamina and Contractors in accordance with the sharing split provided under Section 6.2.3(b).


SECTION VII

VALUATION OF CRUDE OIL AND NATURAL GAS

      7.1.1 Crude Oil sold to third parties shall be valued as follows:

           (a) All Crude Oil taken by Contractors, including their share and the share for the recovery of Operating Costs, and sold to third parties shall be valued at the net realized price f.o.b. Indonesia received by Contractors for such Crude Oil.

           (b) All of Pertamina's Crude Oil taken by Contractors and sold to third parties shall be valued at the net realized price f.o.b. Indonesia received by Contractors for such Crude Oil.

           (c) Pertamina shall be duly advised before the sales referred to in Sections 7.1.1(a) and (b) are made.

           (d) Subject to any existing Crude Oil sales agreement, if a more favorable net realized price is available to Pertamina for the Crude Oil referred to in Sections 7.1.1(a) and (b), except Contractors' share of Crude Oil, then Pertamina shall so advise Contractors in writing not less than ninety (90) days prior to the commencement of the deliveries under Pertamina's proposed sales contract. Forty-five (45) days prior to the start of such deliveries, Contractors shall notify Pertamina regarding Contractors' intention to meet the more favorable net realized price in relation to the quantity and period of delivery concerned in said proposed sales contract. In the absence of such notice Pertamina shall market said Crude Oil.

           (e) Pertamina's marketing of such Crude Oil as referred to in Section 7.1.1(d) shall continue until forty-five
                   (45) days after Pertamina's net realized price on said Crude Oil becomes less favorable. Contractors' obligation to market said Crude Oil shall not apply until after Pertamina has given Contractors at least forty-five (45) days advance notice of its desire to discontinue such sales. As long as Pertamina is marketing the Crude Oil referred to above, it shall account to Contractors, on the basis of the more favorable net realized price.

           (f) Without prejudice to any of the provisions of Section VI and Section VII, Contractors may at their option transfer to Pertamina during any Calendar Year the right to market any Crude Oil which is in excess of Contractors' normal and contractual requirements, provided that the price is not less than the net realized price from the Contract Area. Pertamina's request stating the quantity and expected loading date must be submitted in writing at least thirty (30) days prior to lifting said Crude Oil. Such lifting must not interfere with Contractors' scheduled tanker movements. Pertamina shall account to Contractors in respect of any sale made by it hereunder.

           (g) Pertamina shall have the option in any Year in which the quantity of Petroleum to which it is entitled pursuant to Sections 6.1.3, 6.2.3 and 6.3.1 hereof is less than 50% of the total production, by ninety (90) days' written notice in advance of that Year, to market for the account of Contractors, at the price provided for in Section VII hereof for the recovery of Operating Costs, a quantity of Petroleum which together with Pertamina's entitlement under Sections 6.1.3, 6.2.3 and
                   6.3.1 equals fifty percent (50%) of the total Petroleum produced and saved from the Contract Area.

         7.1.2 Crude Oil sold to other than third parties shall be valued as follows:

           (a) By using the weighted average per unit price received by Contractors and Pertamina from sales to third parties excluding, however, commissions and brokerages paid in relation to such third party sales, during the three (3) months preceding such sale, adjusted as necessary for quality, grade and gravity; and

           (b) If no such third party sales have been made during such period of time, then on the basis used to value Indonesian Crude Oil of similar quality, grade and gravity and taking into consideration any special circumstances with respect to sales of such Indonesian Crude Oil.

         7.1.3 Third party sales referred to in this Section VII shall mean sales by Contractors to purchasers independent of Contractors, that is purchasers with whom (at the time the sale is made)
Contractors have no contractual interest involving directly or indirectly any joint interest.

         7.1.4 Commissions or brokerages incurred in connection with sales to third parties, if any, shall not exceed the customary and prevailing rate.

         7.1.5 Natural Gas sold to third parties shall be valued at the net realized price received therefor. With respect to Natural
Gas delivered from the Contract Area in support of Pertamina's obligations under sales contracts with third parties, the Parties have agreed in the past, and may agree in the future, that the net realized price for such Natural Gas shall constitute the amounts paid by the buyers under such sales contracts, less deductions for costs of the trades incurred outside of this Contract (e.g., costs of construction, including financing, and operation of the plant in which such Natural Gas is processed, transportation costs from such plant or the Contract Area, as may be applicable, to the point of delivery of such Natural Gas under the sales contracts and other costs agreed to by Pertamina and Contractors).

         7.1.6 During each given Calendar Year, the handling of production (i.e., the implementation of the provisions of Section VI hereof) and the proceeds thereof shall be provisionally dealt with on the basis of the relevant Work Program and Budget of Operating Costs based upon estimates of quantities of Petroleum to be produced, of internal consumption in Indonesia, of marketing possibilities, of prices and other sale conditions as well as of any other relevant factor. Within thirty (30) days after the end of such Calendar Year, adjustments and cash settlements between the Parties shall be made on the basis of the actual quantities, amounts and prices involved, in order to comply with the provisions of this Contract.

         7.1.7 In the event Petroleum Operations involve the segregation of Crude Oils of different quality and/or grade and if the Parties do not otherwise mutually agree:

           (a) Any and all provisions of this Contract concerning valuation of Crude Oil shall separately apply to each segregated Crude Oil; and

           (b) Each Crude Oil produced and segregated in a given Year shall contribute to:

                   (i) The "required quantity" of Crude Oil to which the Parties are entitled in such Year pursuant to Section 6.3.1;

                   (ii) The "required quantity" utilized in such Year for the recovery of Investment Credit pursuant to Section 6.1.7;

                   (iii) The "required quantity" utilized in such Year for the recovery of Operating Costs pursuant to Section 6.1.2 hereof;

                   (iv) The "required quantity" of Crude Oil to which the Parties are entitled in such Year pursuant to Section 6.1.3 hereof; and

                   (v) The "required quantity" of Crude Oil which Contractors agree to sell and deliver in such Year for domestic consumption in Indonesia pursuant to Section 5.1.2(p) hereof, out of the share of Crude Oil to which it is entitled pursuant to Sections 6.1.3 and 6.3.1;

             with quantities, each of which shall bear to the respective "required quantity" (referred to in (i) through (v) above) the same proportion as the quantity of such Crude Oil produced and segregated in such given Year bears to the total quantity of Crude Oil produced in such Year from the Contract Area.


SECTION VIII

COMPENSATION AND PRODUCTION BONUSES

         8.1.1 As consideration for Pertamina to enter into this Contract and the Renewed Production Sharing Contract Contractors shall pay to Pertamina the following bonuses:

           (a)     A signature bonus of US $10,000,000 shall be due thirty
                   (30) days after the date of execution hereof by all parties.

           (b)     A production bonus of US $5,000,000 shall be due thirty
                   (30) days following the end of the month in which cumulative production of Crude Oil from the Contract Area (or, in the case of production from unitized areas, deemed by the applicable unit agreement to be from the Contract Area) first exceeds 185,000,000 Barrels.

         8.1.2 The bonuses provided for in Section 8.1.1 shall be borne solely by Contractors and shall not be included in or recoverable as Operating Costs. It is acknowledged that (a) the amounts of such bonus payments have been determined based on the tax laws specified in Section 5.1.2(s), and (b) for Indonesian tax purposes each such bonus payment shall be deductible from Contractors' taxable income in respect of the Calendar Year in which payment is made.


SECTION IX

PAYMENTS AND CURRENCY

      9.1.1 All payments which this Contract obligates Contractors to make to Pertamina or the Government of the Republic of Indonesia shall be made in United States Dollars at a bank to be designated by each of them and agreed upon by Bank Indonesia or, at Contractors' election, other currencies acceptable to them, except that Contractors may make such payments in Indonesian Rupiahs to the extent that such currency is realized as a result of the sale of Crude Oil, Natural Gas or Petroleum products, if any.

         9.1.2 All payments due to a Contractor shall be made in United States Dollars, or, at Pertamina's election, other currencies acceptable to such Contractor, at a bank to be designated by such Contractor.

         9.1.3 Any payments required to be made pursuant to this Contract shall be made within thirty (30) days following the end of the month in which the obligation to make such payments occurs.


SECTION X

TITLE TO EQUIPMENT

         10.1.1 Equipment purchased by Contractors pursuant to the Work Program shall become the property of Pertamina (in case of import, when landed at the Indonesian port of import) and will be used in Petroleum Operations hereunder.

         10.1.2 The provisions of Section 10.1.1 shall not apply to leased equipment belonging to third parties who perform services as a contractor. Any such leased equipment belonging to foreign third parties may be freely exported from Indonesia.


SECTION XI

CONSULTATION AND ARBITRATION

         11.1.1 Periodically, Pertamina and Contractors shall meet to discuss the conduct of the Petroleum Operations envisaged under this Contract and will make every effort to settle amicably any problem arising therefrom.

         11.1.2 Disputes, if any, arising between Pertamina and Contractors relating to this Contract or the interpretation and performance of any of the clauses of this Contract, and which cannot be settled amicably, shall be submitted to the decision of arbitration. Pertamina on the one hand and Contractors on the other hand shall each appoint one (1) arbitrator and so advise the other Party, and these two (2) arbitrators will appoint a third.
If either Party fails to appoint an arbitrator within thirty (30) days after receipt of a written request to do so, such arbitrator shall, at the request of the other Party, if the Parties do not otherwise agree, be appointed by the President of the International Chamber of Commerce. If the first two (2) arbitrators appointed as aforesaid fail to agree on a third within thirty (30) days following the appointment of the second arbitrator, the third arbitrator shall, if the Parties do not otherwise agree, be appointed, at the request of either Party, by the President of the International Chamber of Commerce. If an arbitrator fails or is unable to act, his successor will be appointed in the same manner as the arbitrator whom he succeeds.

         11.1.3 The decision of a majority of the arbitrators shall be final and binding upon the Parties.

         11.1.4 In the event the arbitrators are unable to reach a decision, the dispute shall be referred to Indonesian Court of Law for settlement.

         11.1.5 Any arbitration proceedings hereunder shall be held at such place as the parties may agree, but absent agreement shall be held at Geneva, Switzerland. Except as provided in this Section, arbitration shall be conducted in accordance with the rules of arbitration of the International Chamber of Commerce.


SECTION XII

EMPLOYMENT AND TRAINING OF INDONESIAN PERSONNEL


         12.1.1 Contractors agree to employ qualified Indonesian personnel in their operations and, after commercial production commences, will undertake the schooling and training of Indonesian personnel for labor and staff positions, including administrative and executive management positions. At such time Contractors shall also consider with Pertamina a program of assistance for training Pertamina's personnel.

         12.1.2 Costs and expenses of training Indonesian personnel for employment by Contractors shall be included in Operating Costs. Costs and expenses for a program of training for Pertamina's personnel shall be borne on a basis to be agreed by Pertamina and Contractors.


SECTION XIII

TERMINATION


         13.1.1 At any time, if in the opinion of Contractors circumstances do not warrant continuation of the Petroleum Operations, Contractors may by giving written notice to such effect to Pertamina and after consultation with Pertamina relinquish their rights and be relieved of their obligations pursuant to this Contract, except such rights and obligations as relate to the period prior to such relinquishment.

         13.1.2 Either Party shall be entitled to terminate this Contract in its entirety by ninety (90) days' written notice if a major breach of contract is committed by the other Party, provided that conclusive evidence thereof is proved by arbitration or a final court decision as stipulated in Section XI.


SECTION XIV

BOOKS AND ACCOUNTS AND AUDITS


14.1  BOOKS AND ACCOUNTS

         14.1.1 Subject to the requirements of Section 5.1.2(s), Pertamina shall be responsible for keeping complete books and accounts with the assistance of Contractors reflecting all Operating Costs as well as monies received from the sale of Crude Oil and Natural Gas, consistent with modern petroleum industry practices and proceedings as described in Exhibit "C" attached hereto. Should there be any inconsistency between the provisions of this Contract and the provisions of Exhibit "C", then the provisions of Section 6.1.2 of this Contract shall prevail. Until such time that commercial production commences, however, Pertamina delegates to Contractors its obligations to keep books and accounts.

14.2  AUDITS

         14.2.1 Contractors shall have the right to inspect and audit Pertamina's books and accounts relating to this Contract for any Calendar Year within the one (1) year period following the end of such Calendar Year. Any such audit will be satisfied within twelve
(12) months after its commencement. Any exception must be made in writing within sixty (60) days following the end of such audit, and failure to give such written exception within such time shall establish the correctness of Pertamina's books and accounts.

         14.2.2 Pertamina and the Government of the Republic of Indonesia shall have the right to inspect and audit Contractors' books and accounts relating to this Contract for any Calendar Year covered by this Contract. Any such audit will be satisfied within twelve (12) months after its commencement. Any exception must be made in writing within sixty (60) days following the completion of such audit. In addition, Pertamina and the Government of the Republic of Indonesia may require Contractors to engage their independent accountants to examine, in accordance with generally accepted auditing standards, Contractors' books and accounts relating to this Contract for any Calendar Year or perform such auditing procedures as deemed appropriate by Pertamina. A copy of the independent accountant's report of any exceptions shall be forwarded to Pertamina within sixty (60) days following the completion of such audit.


SECTION XV

OTHER PROVISIONS


15.1  NOTICES

         15.1.1 Any notices required or given by either Party to the other shall be deemed to have been delivered when a properly acknowledged receipt has been obtained from the receiving Party.
All such notices shall be addressed as follows:

             If to Pertamina:

             PERUSAHAAN PERTAMBANGAN MINYAK
             DAN GAS BUMI NEGARA
             (PERTAMINA)
             Jalan Merdeka Timur 1-A
             Jakarta, Indonesia

             If to Contractors:

             ROY M. HUFFINGTON, INC.
             Jl. H. Rasuna Said
             Kuningan Plaza, P.O. Box 2828
             Jakarta Selatan, Indonesia

The Parties may substitute or change such addresses on written notice thereof.

15.2  LAWS AND REGULATIONS

         15.2.1 The laws of the Republic of Indonesia shall apply to this Contract.

         15.2.2 No term or provision of this Contract shall prevent or limit the Government of the Republic of Indonesia from exercising its inalienable rights.

15.3  SUSPENSION OF OBLIGATION

         15.3.1 Any failure or delay on the part of Pertamina or Contractors, or any of them, in the performance of their obligations or duties under this Contract shall be excused if and to the extent attributable to Force Majeure.

         15.3.2 If operations are delayed, curtailed or prevented by such causes, then the time for carrying out the obligations thereby affected, the term of this Contract and all rights and obligations hereunder shall be extended for a period equal to the period thus involved.

         15.3.3 The Party whose ability to perform its obligations is so affected shall notify the other Party thereof in writing, stating the cause, and both Pertamina and Contractors shall do all reasonably within their power to remove such cause; provided, that nothing herein contained shall require Pertamina or Contractors, or any of them, to accede to the demands of labor unions or their respective employees which either, as the case may be, considers unreasonable.

15.4  PROCESSING OF PRODUCTS

         15.4.1 Contractors shall be willing to consider entering into another contract or loan agreement for the processing of products derived from the Petroleum Operations hereunder, on mutually agreeable terms.

         15.4.2 Within the framework of the preceding principle, Contractors would agree on the conditions stated below to have refined in Indonesia 28.57% of the share of Crude Oil to which they are entitled pursuant to Sections 6.1.3 and 6.3.1, and should no refining capacity be available therefor, to set up a corresponding refining capacity for that purpose. The conditions above referred to are that:

           (a)     Pertamina has first requested Contractors thereto;

           (b)     Contractors' share of Crude Oil pursuant to Sections
                   6.1.3 and 6.3.1 hereof be not less than 175,000 Barrels per day; and

           (c) If refining capacity has to be erected, that the setting up and use of such refining capacity be economical in the judgment of the Parties.

         15.4.3 It is further agreed that Contractors may in lieu of setting up such refining capacity, but subject to the same conditions, make an equivalent investment in another project related to the Petroleum or petrochemical industries.

         15.4.4 Petroleum to be delivered to such facilities would be sold by Contractors at the net realized prices f.o.b. Indonesia received by Contractors established pursuant to Section VII hereof or at another mutually agreed price.


SECTION XVI

 EFFECTIVENESS


         16.1.1    This Contract shall come into effect on the Effective
Date.

         16.1.2 This Contract shall not be annulled, amended or modified in any respect except by the mutual consent in writing of the Parties.

         IN WITNESS WHEREOF, PERTAMINA AND CONTRACTORS have executed this Contract, in quadruplicate and in the English language, as of the day and year first above written.


PERUSAHAAN PERTAMBANGAN              ROY M. HUFFINGTON INC.
 MINYAK DAN GAS BUMI NEGARA
 (PERTAMINA)


By:                                           By:



VIRGINIA INTERNATIONAL COMPANY       VIRGINIA INDONESIA COMPANY





By:             /s/                      By:       /s/


ULTRAMAR INDONESIA LIMITED           UNION TEXAS EAST KALIMANTAN
                                         LIMITED


By:            /s/                       By:       /s/

UNIVERSE GAS & OIL COMPANY, INC.         HUFFINGTON CORPORATION



By:                                      By:



         APPROVED by the Minister of Mines and Energy this       day
of                1990, on behalf of the Government of the Republic
of Indonesia.



                                                     /s/

EXHIBIT "A"

[To be provided]

EXHIBIT "B"

     Attached to and made an integral part of the Contract between Perusahaan Pertambangan Minyak dan Gas Bumi Negara (Pertamina) and Roy M. Huffington, Inc., Virginia International Company, Virginia Indonesia Company, Ultramar Indonesia Limited, Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Huffington Corporation ("Contractors").

1.   CONTRACT AREA

     1.1 The "Contract Area", as defined in Section 1.2 of the
Contract to which this Exhibit "B" is attached, means the area outlined on Exhibit "A" to such Contract, which area is more particularly described as follows:

     Using the Greenwich Coordinate system, starting at point "A", located at the intersection of the coastline at high tide and coincidental with the Equator, proceed Southwest following the coastline at high tide to point "B", located at the intersection of the coastline at high tide and 01o30'00" South latitude;

     Thence, due West in a direct line coincidental with 01o30'00" South latitude to point "C", located at 116o21'16" East longitude and 01o30'00" South latitude;

     Thence, Northeasterly in a direct line to point "D", located at 116o30'04" East longitude and 01o21'15" South latitude;

     Thence, due East in a direct line coincidental with 01o21'15" South latitude to point "E", located at 116o32'30" East longitude and 01o21'15" South latitude;

     Thence, Northeasterly in a direct line to point "F", located at 116o39'14" East longitude and 01o13'38" South latitude;

     Thence, Northeasterly in a direct line to point "G", located at 116o48'53" East longitude and 00o54'05" South latitude;

     Thence, Northwesterly in a direct line to point "H", located at 116o42'47" East longitude and 00o35'53" South latitude;

     Thence, Northeasterly in a direct line to point "I", located at 116o45'44" East longitude and 00o30'00" South latitude;

     Thence, due East in a direct line coincident with 00o30'00" South latitude to point "J", located at 116o51'13" East longitude and 00o30'00" South latitude;

     Thence, Southeasterly in a direct line to point "K", located at 116o53'49" East longitude and 00o36'00" South latitude;

     Thence, due East in a direct line coincident with 00o36'00" South latitude to point "L", located at 117o03'37" East longitude and 00o36'00" South latitude;

     Thence, Northeasterly in a direct line to point "M", located at 117o04'42" East longitude and 00o30'51" South latitude;

     Thence, due East in a direct line coincident with 00o30'51" South latitude to point "N", located at 117o09'13" East longitude and 00o30'51" South latitude;

     Thence, Northeasterly in a direct line to point "O", located at 117o10'53" East longitude and 00o21'49" South latitude;

     Thence, Northeasterly in a direct line to point "P", located at 117o17'00" East longitude and 00o04'20" South latitude;

     Thence, due East in a direct line coincident with 00o04'20" South latitude to point "Q", located at 117o20'00" East longitude and 00o04'20" South latitude;

     Thence, due North in a direct line coincident with 117o20'00" East longitude to point "R", located at 117o20'00" East longitude and the equator;

     Thence, due East in a direct line coincident with the equator to point "A", the point of beginning.

     1.2 It is understood and agreed that within the Contract Area where Pertamina had, prior to August 8, 1968, drilled, discovered and established Natural Gas or other Petroleum reserves in fields operated by it, Contractors shall have no interest in any of the then known productive zones in these fields, and the same shall not be part of the Contract Area. Such fields, including the depths of such known productive zones, are described in Section 2 of this Exhibit "B". Conversely, where Pertamina outside such fields had no producing or shut-in reserves as of August 8, 1968 and where Contractors may discover Natural Gas or other Petroleum, Contractors shall be entitled to their share of such production at any and all depths.

     1.3 It is the intention and desire of both Parties to this Contract to have Contractors also drill deep tests on selected producing structures, and, where Contractors establish production in deeper zones than those that were productive as of August 8, 1968, Contractors shall share in this new production in accordance with the terms of this Contract. However, prior to drilling deeper tests on such known producing structures, where Pertamina and Contractors shall jointly decide it is desirable, Pertamina and Contractors shall determine the depth of the lowest producing zone in the field, and any new production discovered in formations or beds below such lowest zone shall be jointly shared by Pertamina and Contractors in accordance with the terms of this Contract.

2.   EXCLUDED AREAS

     The shallow producing fields as of August 8, 1968 reserved by Pertamina in Section 1.2 of this Exhibit "B" are described by the longitudinal and latitudinal coordinates of the corners of their respective boundaries, with the depths reserved expressed in feet, below. Except as otherwise noted, the boundary lines of such fields are straight lines running from point to point.

     Field          Point       Longitude        Latitude

1.   Klandasan-       A         116o43'24"       01o15'45"
     Wailawi          B         116o46'22"       01o15'45"
        C           116o57'22"  01o10'25"
        D           116o57'22"  01o14'15"
        E           116o50'02"  01o16'25"
        F           116o46'02"  01o16'25"
        G           116o45'42"  01o21'10"
        H           116o43'24"  01o21'10"

The boundaries of the Klandasan-Wailawi fields between points D and E and between points F and G follow the coast line at high tide of the island of Kalimantan. The depth reserved for the Klandasan-
Wailawi field is 1,772 feet.

2.   Samboja/Jembatan  A        117o01'32"       00o59'30"
     Bengkok          B         117o02'32"       00o59'55"
        C           117o01'52"  01o00'40"
        D           117o01'52"  01o03'35"
        E           117o00'32"  01o03'35"
        F           117o00'32"  01o00'15"

The depths reserved for the Samboja/Jembatan Bengkok field are, with respect to the portion bounded by lines whose corners are situated at points A, B, C and F (Jembatan Bengkok), 1,627 feet; and, with respect to the portion bounded by lines whose corners are situated at points F, C, D and E (Samboja), 5,611 feet.

3.   Sanga-Sanga      A         117o17'17"       00o26'55"
        B           117o19'22"  00o26'55"
        C           117o19'22"  00o32'20"
        D           117o18'32"  00o33'55"
        E           117o18'12"  00o34'40"
        F           117o17'27"  00o36'05"
        G           117o17'17"  00o36'30"
        H           117o13'52"  00o43'10"
        I           117o12'12"  00o42'25"
        J           117o14'57"  00o36'55"
        K           117o15'52"  00o34'55"
        L           117o16'52"  00o32'55"
        M           117o17'32"  00o31'35"

The depths reserved for the Sanga-Sanga field are, with respect to the portion bounded by lines whose corners are situated at points A, B, C and M (North Kutai Lama), 6,240 feet; with respect to the portion bounded by lines whose corners are situated at points M, C, D and L (South Kutai Lama), 3,770 feet; with respect to the portion bounded by lines whose corners are situated at points L, D, E and K (Anggana), 3,803; with respect to the portion bounded by lines whose corners are situated at points K, E and F (Tanjung Una), 2,943 feet; with respect to the portion bounded by lines whose corners are situated at points K, F, G and K (Muara), 4,003 feet; and with respect to the portion bounded by lines whose corners are situated at points J, G, H and I (Louise), 4,807 feet.

4.   Sei Nangka       A         117o06'17"       00o43'10"
        B           117o08'57"  00o43'10"
        C           117o05'47"  00o50'50"
        D           117o03'07"  00o50'50"

The depth reserved for the Sei Nangka field is 1,503 feet.

5.   Sambutan         A         117o11'17"       00o30'10"
        B           117o12'12"  00o30'10"
        C           117o12'02"  00o32'20"
        D           117o11'17"  00o32'20"

The depth reserved for the Sambutan field is 4,062 feet.

6.   Binangat-Pelarang  A       117o13'57"       00o24'50"
        B           117o14'52"  00o24'50"
        C           117o14'1.69"                 00o27'0.4"
        D           117o13'02"  00o29'25"
        E           117o12'12"  00o29'25"
        F           117o13'07"  00o27'0.4"

The depths reserved for the Binangat-Pelarang fields are, with respect to the portion bounded by lines whose corners are situated at points A, B, C and F (Binangat), 2,238 feet; and with respect to the portion bounded by lines whose corners are situated at points F, C, D and E, 2,159 feet.

7.   Ulu Karang       A         117o15'47"       00o22'15"
     Mumus-Bivak      B         117o16'42"       00o22'15"
        C           117o16'28.47"                00o23'15.40"
        D           117o15'52"  00o24'30"
        E           117o14'57"  00o24'30"
        F           117o15'27.54"                00o23'15.40"

The depths reserved for the Ulu Karang Mumus-Bivak fields are, with respect to the portion bounded by lines whose corners are situated at points A, B, C and F (Bivak), 1,962 feet; and with respect to the portion bounded by lines whose corners are situated at points F, C, D and E (Ulu Karang Mumus), 1,972 feet.

8.   Semberah         A         117o18'12"       00o16'05"
        B           117o19'02"  00o16'05"
        C           117o18'32"  00o17'25"
        D           117o18'42"  00o17'25"
        E           117o18'42"  00o18'25"
        F           117o18'04"  00o18'25"
        G           117o17'17"  00o20'35"
        H           117o16'32"  00o20'35"

The depth reserved for the Semberah field is 3,973 feet.

3.   SECONDARY RECOVERY OPERATIONS

     3.1 Contractors will be willing to consider secondary recovery operations in previously abandoned fields or essentially depleted fields where Pertamina may consider it feasible and desirable, and in such instances these areas shall be considered to be part of the Contract Area.

EXHIBIT "C"


     Attached to and made an integral part of the Contract between Perusahaan Pertambangan Minyak dan Gas Bumi Negara ("Pertamina") and Roy M. Huffington, Inc., Virginia International Company, Virginia Indonesia Company, Ultramar Indonesia Limited, Union Texas East Kalimantan Limited, Universe Gas & Oil Company, Inc. and Huffington Corporation ("Contractors").


ACCOUNTING PROCEDURE


Article I
General Provision

1.   Definitions

     The accounting procedure herein provided for is to be followed and observed in the performance of either Party's obligations under the Contract to which this Exhibit "C" is attached. The definitions and terms appearing in this Exhibit "C" shall have the same meaning as those defined in said Contract.

2.   Accounts and Statements

     Pertamina's and Contractors', as the case may be, accounting records and books will be kept in accordance with generally accepted and recognized accounting systems, consistent with modern petroleum industry practices and procedures. Books and reports will be maintained and prepared in accordance with methods established by Pertamina. The chart of accounts and related account definitions will be prescribed by Pertamina. Reports will be organized for the use of Pertamina in carrying out its management responsibilities under this Contract.

Article II
Operating Costs

     The Parties, as the case may be, shall maintain an "Operating Costs Account" in which there shall be reflected all Operating
Costs in connection with Petroleum Operations carried out under this Contract.

1.   Definition

     For any Year in which commercial production occurs, Operating Costs consist of (a) current Year's non-capital costs, (b) current Year's depreciation for capital costs, and (c) current Year's allowed recovery of prior year's unrecovered Operating Costs.

2.   Non-Capital Costs

     Non-capital costs means those Operating Costs incurred that relate to the current Year's operations. In addition to costs relating only to current operations, the costs of surveys and the intangible costs of drilling exploratory and development wells as described in paragraphs (c), (d) and (e) below, will be classified as non-capital costs. Non-capital costs include, but are not limited to, the following:

     (a) Operations - Labor, materials and services used in day to day oil well operations, oil field production facilities operations, secondary recovery operations, storage, handling, transportation and delivery operations, gas well operations, gas field production facilities operations, gas transportation, and delivery operations, gas processing auxiliaries and utilities, and other operating activities, including repairs and maintenance.

     (b) Office, Services and General Administration - General services including technical and related services, material services, transportation, rental of specialized and heavy engineering equipment, site rentals and other rentals of services and property, personnel expenses, public relations, and other expenses abroad.

     (c) Production Drilling - Labor, materials, supplies and services used in drilling wells with the object of penetrating a proven reservoir, including the drilling of delineation wells as well as redrilling, deepening or recompleting wells, and access roads leading directly to wells.

     (d) Exploratory Drilling - Labor, materials, supplies and services used in the drilling of wells with the object of finding unproven reservoirs of Crude Oil and Natural Gas, and access roads leading directly to wells.

     (e) Surveys - Labor, materials, supplies and services used in aerial, geological, topographical, geophysical and seismic surveys, and core hole drilling.

     (f) Other Exploration Expenditures - Auxiliary or temporary facilities having lives of one year or less used in exploration and purchased geological and geophysical information.

3.   Capital Costs

     Capital Costs means expenditures made for items which normally have a useful life beyond the Year incurred. A reasonable annual allowance for depreciation of capital costs, computed as described in Article III, Section 1, will be allowed as a recoverable
Operating Cost for the current Year. Capital costs include classification described herein but are not limited to the following specifications:

     (a) Construction Costs of Utilities and Auxiliaries - Work shops, power and water facilities, warehouse and field roads except the access roads mentioned in Paragraphs
         2(c) and 2(d) above.

     (b) Construction, Housing and Welfare - Housing, recreational facilities and other tangible property incidental to construction.

     (c) Production Facilities - Offshore platforms (including the costs of labor, fuel, hauling and supplies for both the offsite fabrication and onsite installation of platforms, and other construction costs in erecting platforms and installing submarine pipelines), wellhead equipment, subsurface lifting equipment, production tubing, sucker rods, surface pumps, flow lines, gathering equipment, delivery lines, storage facilities, oil jetties and anchorages, treating plants and equipment, secondary recovery systems, gas plants and steam systems.

     (d) Movables - Surface and subsurface drilling and production tools, equipment and instruments, barges, floating craft, automotive equipment, aircraft, construction equipment, furniture and office equipment and miscellaneous equipment.

Article III
Accounting Methods To Be Used To
Calculate Recovery of Operating Costs

1.   Depreciation

     Depreciation for each asset will be calculated beginning the Year in which it is placed into service, with a full Year's depreciation allowed the initial Year. The method used to calculate each Year's allowable recovery of capital costs is the double declining balance depreciation method. A switchover to the straight line method is allowed whenever it becomes advantageous to the Contractors. The lives to be used by Group II contractors, as defined in Subsection 2 of this Article, is as follows:

     Construction utilities and auxiliaries         14 years
     Construction housing and welfare          20 years
     Production facilities                          14 years
     Movables:
      Automobiles and pickups except buses              3 years
      Trucks -light (less than 13,000 pounds
      and tractor units                                       4        years
      Trucks -heavy (more than 13,000 pounds)
      and trailers  6 years
      Buses                                         9 years
      Aircraft                                      6 years
      Railroad cars and locomotives           15 years
      Vessels, barges, tugs and similar water
        transportation equipment              18 years
      Drilling and production tools, equipment
        and instruments                            14 years
      Construction equipment                   6 years
      Furniture and office equipment          10 years

     The lives to be used by Group I contractors, as defined in Subsection 2 of this Article, are one-half (50%) of the lives described above.

     If a Contractor is reclassified into Group II, as described in Subsection 2 of this Article, assets capitalized prior to the Year of reclassification will continue to depreciate based upon one-half (50%) of the lives described above. If a Contractor is reclassified into Group I, as described in Subsection 2 of this Article, the undepreciated balance of assets capitalized prior to the Year of reclassification will be depreciated over the remaining Group I lives. The undepreciated balance of assets taken out of services will not be charged to Operating Costs but will continue depreciating based upon the lives described above, except where such assets have been subjected to unanticipated destruction, for example, by fire or accident.

2.   Group I/Group II Classification

     Contractors shall be classified as either Group I or Group II with respect to both Crude Oil and Natural Gas depending on the ratio of the proven reserves to estimated yearly production of the Contract Area as follows:

     Group I In the case of proven reserves having seven or fewer years of remaining production.

     Group II In the case of proven reserves having more than seven years of remaining production.

     A separate calculation shall be made for Crude Oil and Natural Gas and Contractors may be treated as a Group I Contractors for Crude Oil and Group II Contractors for Natural Gas or vice versa. Contractors shall be considered to be Group I Contractors for all assets attributable to new oil fields commencing production in 1977 or later. If Contractors are initially classified as Group I, a recalculation of the ratio of the proven reserves to estimated yearly production will be performed when additional proven reserves have been discovered. This recalculation may result in a reclassification of Contractors into Group II. If Contractors are initially classified as Group II, a reclassification to Group I will result if the ratio of the remaining proven reserves to the estimated production of the immediately succeeding Year is seven or less.

3.   Overhead Allocation

     General and administrative costs, other than direct charges, allocable to this operation should be determined by a detailed study, and the method determined by such a study shall be applied each Year consistently. The method selected must be approved by Pertamina, and such approval can be reviewed periodically by Pertamina and Contractors.

4.   Interest Recovery

     Interest at rates not exceeding prevailing commercial rates may be allowed as a recoverable Operating Cost for financing of capital investments whether such financing is obtained from Affiliates or the parent companies of Contractors or from third party Nonaffiliates. Details of financing plan and amounts must be included in each Year's budget of Operating Costs and approved by Pertamina. For purposes of interest recovery, all other financing must be approved by Pertamina.

5.   Allocation of Oil and Gas Costs

     Operating Costs directly associated with the production of Natural Gas will be directly chargeable against Natural Gas revenues in determining entitlements under Section 6.2.3. Operating Costs incurred for production of both Natural Gas and Crude Oil will be allocated to Natural Gas and Crude Oil based on the relative value of the products produced for the current Year.

     Common support costs will be allocated on an equitable basis agreed to by both Parties.

     If after commencement of production the Natural Gas revenues do not permit full recovery of Natural Gas costs, as outlined above, then the excess costs shall be recovered from Crude Oil revenues.

     Likewise, if excess Crude Oil costs (Crude Oil costs less Crude Oil revenues) exist, this excess can be recovered from Natural Gas revenues. If production of either Natural Gas or Crude Oil has commenced while the other has not, the allocable production costs and common support costs will be allocated in an equitable manner. Propane and Butane fractions extracted from Natural Gas but not spiked in Crude Oil shall be deemed as Natural Gas for the purpose of accounting.

6.   Inventory Accounting

     The costs of non-capital items purchased for inventory will be recoverable at such time as the items have landed in Indonesia.

7.   Order of Priority

     (a) Recovery of Operating Costs in principle takes priority over the Investment Credit allowance. However, the Investment Credit to which Contractors become entitled in any Year may only be recovered within that Year or the next following Calendar Year and the above priority rule may be disregarded if necessary to allow full recovery of the Investment Credit in those two Years.

     (b) Operating Costs recoverable out of Crude Oil Production pursuant to Subsection 6.1.2 of the Contract shall be recovered in the following order:

         (i) Amortization of non-capital carryforward provided for in Paragraph 2 of Article IV hereof.

         (ii) Amortization of capital carryforward provided for in Paragraph 4 of Article IV hereof.

         (iii) Unrecovered prior Year non-capital costs.

         (iv) Unrecovered prior Year depreciation of capital assets.

         (v) Current Year non-capital costs.

         (VI) Current Year's depreciation for capital costs. The interest allowance pursuant to Paragraph 4 of
               Article III hereof with respect to current Year's capital costs shall be computed as current Year's non-capital costs.

     (c) Operating Costs recoverable out of Natural Gas
         Production shall be recovered in the same order of priority as Crude Oil listed in (b) above, except that the entire Natural Gas Production shall be available for cost recovery without deduction of the Investment
         Credit.

8.   Insurance and Claims

     Operating Costs shall include premiums paid for insurance normally required to be carried for the operations relating to Contractors' obligations conducted under the Contract, together with all expenditures incurred and paid in settlement of any and all losses, claims, damages, judgments and other expenses including fees relating to Contractors' obligations under the Contract.

                                 CONTENTS


Section                                                         Page

    I Scope and Definitions                                 2

   II Term                                                  4

  III Exclusion of Areas                                    5

   IV Work Program and Expenditures                         5

    V Rights and Obligations of the Parties                 7

   VI Recovery of Investment Credit and
      Operating Costs and Handling of Production           11

  VII Valuation of Crude Oil and Natural Gas               15

 VIII Compensation and Production Bonuses                  18

   IX Payments and Currency                                18

    X Title to Equipment                                   19

   XI Consultation and Arbitration                         19

  XII Employment and Training of Indonesian Personnel      20

 XIII Termination                                          20

  XIV Books and Accounts and Audits                        21

   XV Other Provisions                                     22

  XVI Effectiveness                                        23

Exhibit "A":Map of Contract Area                          A-1

Exhibit "B":Description of Contract Area                  B-1

Exhibit "C":Accounting Procedure                          C-1